Exhibit 99.4

Contact:
Michael W. Rogers	Robin L. DeCarlo
EVP and Chief Financial Officer	Director, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS AND FDA AGREE ON PATH FORWARD FOR NEBIDO®

Existing European Data Will Be Used For NDA Resubmission

Planned For First Quarter 2009

LEXINGTON, MA, September 26, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) with regard to the additional data and risk management strategy that will lead to re-submission (complete response) of the New Drug Application (NDA) for NEBIDO® in the first quarter of calendar 2009. The re-submission database will include experience from over 14,000 injections in more than 2,600 patients, all of which come from existing clinical trials conducted in the U.S. and post-marketing studies that have been conducted in Europe. FDA stated that the number of patients and the number of injections of testosterone undecanoate from these studies appear to provide an adequate size database to determine the precise incidence of serious post-injection, oil-based reactions.

Indevus and FDA also agreed on an education plan to minimize the risks associated with the clinical use of testosterone undecanoate intramuscular injection, namely, to reduce the incidence and/or severity of the serious oil-based reactions. Further, Indevus and FDA agreed to obtain skin-testing data to characterize an allergic component to the drug or any of its excipients in certain patients. Indevus has also agreed to conduct a large, simple post-marketing study of the safety of NEBIDO in approximately 10,000 patients.

“We are very pleased that we can provide to FDA additional data from existing clinical trials to satisfy FDA’s desire to understand the incidence of these rare oil-based reactions, without the need to conduct new clinical trials prior to resubmission or approval,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “FDA also agreed with our outline of the proposed risk mitigation plans that included appropriate labeling description of intramuscular injection technique, adequate labeling information regarding allergic and oil-based reactions, and the commitment to conduct a large, simple post-marketing study. Risk mitigation plans are now commonly added to approval of new drugs and our agreed plans are consistent with FDA’s new initiatives for the management of safety of new drugs. Given a six month FDA review time, assuming approval, we will be in a position to launch NEBIDO with our sales force in the fourth quarter of calendar 2009. We remain enthusiastic about the marketplace opportunity for a long-acting injectable testosterone therapy and we expect the introduction of NEBIDO to have a significant positive impact on the Company’s business plan.”

About NEBIDO®

NEBIDO® is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first long-acting testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development, and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly and carcinoid syndrome.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; need for additional funds and corporate partners, including for the development of our products; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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